EXHIBIT 99.1



FOR IMMEDIATE RELEASE                        Contact: Erin Gaffney 212-840-4771
                                             Web Site: www.hartmarx.com



              HARTMARX REPORTS EXCEPTIONALLY STRONG SECOND QUARTER
                             REVENUES AND EARNINGS;
           COMPANY RAISES FULL YEAR 2004 SALES AND EARNINGS GUIDANCE


CHICAGO, June 30, 2004 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2004. Second quarter revenues were $142.4 million in 2004 compared to $127.0 million in 2003. Net earnings improved to $3.0 million or $.08 per diluted share in the current period compared to net earnings of $1.0 million or $.03 per diluted share last year. For the six months, revenues increased 7.8% to $279.0 million from $258.8 million in 2003. Net earnings improved to $5.1 million or $.14 per diluted share compared to net earnings of $2.1 million or $.06 per diluted share in 2003.

         Homi B. Patel, president and chief executive officer of Hartmarx, commented, "We are very pleased with our second quarter performance of a 12% growth in sales and an increase in earnings per share from $.03 last year to $.08 this year. Exceptionally strong shipments, over and above our anticipated revenue growth rate of low to mid single digits, resulted from one-time occurrences, principally in the women's segment, and are not likely to continue in the second half. Shipments for a one-year private label womenswear program, which commenced last Fall, were substantially completed during the second quarter. Also, reacting quickly to strong retail sales, we were able to shift shipments from third quarter to second quarter by shortening our manufacturing cycles. For the full year, we now expect a sales increase in the mid single digits. At the beginning of the year, we anticipated that full year earnings would increase 25% - 40%. In April, we narrowed that range to 35% - 40%. With the better than expected first half earnings and the recently announced definitive agreement to acquire Exclusively Misook, we now believe full year earnings will increase by 50%."

"We are executing well in all our businesses. Strong working capital management and earnings together have contributed to a 19% total debt reduction from $124.4 million on May 31, 2003 to $100.5 million on May 31, 2004. This will enable us to finance the recently announced womenswear acquisition almost entirely from internally generated cash with minimal increase in year over year total debt," Mr. Patel concluded.

         Second quarter operating earnings were $6.5 million in 2004 compared to $3.5 million in 2003. For the six months, operating earnings improved to $11.6 million from $8.0 million in 2003. The increase reflected a higher gross margin rate of 30.6% for the six months compared to 30.2% in 2003. Selling, general and administrative expenses increased $3.5 million on the higher sales but
                                   -- More -

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declined as a percentage of sales to 26.7% from 27.5% in 2003. Second quarter and year-to-date operating results included $.4 million and $1.0 million of incremental expense, respectively, associated with the performance-based vesting of restricted stock awards resulting from the market price of common shares exceeding the vesting price thresholds for 30 consecutive days.

         Interest expense for the six months declined to $3.1 million from $3.8 million in 2003, principally from lower average borrowing levels. Year-to-date results for 2003 also included an $.8 million first quarter pre-tax refinancing charge associated with the January, 2003 early retirement of the then outstanding 12.5% senior unsecured notes, representing the non-cash write- off of unamortized debt discount and financing fees.

         As previously reported, effective as of the close of business on June 15, 2004, all Rights under the Company's Stockholder Rights Agreement expired as a result of the reported closing price of the Company's common shares exceeding the Book Value per share (as defined in the Rights Agreement) for 60 consecutive calendar days.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Andrea Jovine, Lyle & Scott and Golden Bear. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                        -- Financial Summary Follows --


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

                                    HARTMARX CORPORATION
                             --- UNAUDITED FINANCIAL SUMMARY --
                         (000's omitted, except per share amounts)


Statement of Earnings                   Three Months Ended May 31,         Six  Months Ended May 31,
                                          2004             2003              2004             2003
                                       ----------       ----------         ---------        ---------
Net sales                              $ 142,383        $ 126,977         $ 278,996        $ 258,814
Licensing and other income                   334              524               903              972
                                       ----------       ----------         ---------        ---------
                                         142,717          127,501           279,899          259,786
                                       ----------       ----------         ---------        ---------
Cost of goods sold                        97,846           87,732           193,709          180,713
Selling, general &
   administrative expenses                38,402           36,252            74,608           71,086
                                       ----------       ----------         ---------        ---------
                                         136,248          123,984           268,317          251,799
                                       ----------       ----------         ---------        ---------
Operating earnings                         6,469            3,517            11,582            7,987
Interest expense                           1,579            1,857             3,122            3,767
Refinancing expense                           --              --                 --              795
                                       ----------       ----------         ---------        ---------
Earnings before taxes                      4,890            1,660             8,460            3,425
Tax provision                             (1,930)            (655)           (3,340)          (1,350)
                                       ----------       ----------         ---------        ---------
Net earnings                           $   2,960         $  1,005          $  5,120         $  2,075
                                       ==========       ==========         =========        =========


Earnings per share
         Basic                             $ .08             $.03             $ .15            $ .06
         Diluted                           $ .08             $.03             $ .14            $ .06


Average shares: Basic                     34,950           33,209            34,417           33,117
                Diluted                   36,215           34,202            35,951           34,087


                                                     * * *

                                                     May 31,
                                        -----------------------------
Condensed Balance Sheet                      2004             2003
                                        ------------       ----------

Cash                                      $   7,735         $     855
Accounts receivable, net                    116,258           110,950
Inventories                                 127,923           144,974
Other current assets                         20,413            18,448
                                          ---------         ---------
                  Current Assets            272,329           275,227
Other assets, including goodwill             30,320            29,766
Deferred taxes                               52,280            60,639
Prepaid  and intangible pension asset        63,116            60,545
Net fixed assets                             27,927            30,641
                                          ---------         ---------
                  Total                   $ 445,972         $ 456,818
                                          =========         =========

Accounts payable and accrued expenses     $  81,312         $  80,438
Total debt                                  100,482           124,373
Minimum pension liability                    64,178            69,473
Shareholders' equity                        200,000           182,534
                                          ---------         ---------

                  Total                   $ 445,972         $ 456,818
                                          =========         =========

Book value per share                         $ 5.64            $ 5.27
                                          =========         =========

Selected cash flow data (year-to-date):

Capital expenditures                      $  1,729          $  1,341
Depreciation of fixed assets                 2,859             3,231
Amortization of long-lived assets and
     unearned employee benefits              2,036             1,113

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.